AGWAY INC.

               AGWAY
             FINANCIAL
            CORPORATION










              (logo)





             PROSPECTUS

Until October 31, 1998, all dealers
effecting   transactions   in   the
registered  securities,  whether or
not     participating    in    this
distribution,  may be  required  to
deliver  a  Prospectus.  This is in
addition  to  the   obligations  of
dealers  to  deliver  a  Prospectus
when  acting  as  underwriters  and
with   respect   to  their   unsold
allotments or subscriptions.


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                        Supplement dated January 1, 1999
                     to Prospectus dated September 21, 1998

     As of January 1, 1999, the issuer, Agway Financial Corporation, approved a decrease of 1% in stated rates on all Subordinated Money Market Certificates currently being offered under this Prospectus.
     For a complete description of the securities offered please refer to pages 14 through 18 of the Prospectus.